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                                                                     EXHIBIT 8.1
                                        , 2004

Falmouth Bancorp, Inc.
20 Davis Straits
Falmouth, MA 02540

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus dated May 7, 2004, relating to the Amended and Restated Agreement and Plan of Merger dated April 26, 2004 (the "Merger Agreement"), pursuant to which (i) INDB Sub, Inc., ("Sub"), a Massachusetts corporation and a wholly-owned subsidiary of Independent Bank Corp., Inc. ("INDB"), a Massachusetts corporation, will be merged with and into Falmouth Bancorp, Inc. ("Falmouth"), a Delaware corporation, with Falmouth surviving the merger, and (ii) immediately thereafter, Falmouth will be merged with and into INDB. The two mergers referred to in this paragraph will be referred to collectively herein as the "Parent Level Mergers."

         The opinions set forth below are based upon the Code, judicial decisions, and administrative regulations and published rulings and other pronouncements, all as in effect and existing on the date hereof. The law expressed in the Code and in such decisions, regulations, and rulings is subject to change at any time (and any such change could have retroactive effect), and future legislative, judicial, or administrative actions could affect the opinions expressed herein. We assume no obligation to inform you of such changes.

         The opinions set forth below are not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service or courts would agree with our conclusions. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger. Our opinion is based on the facts and assumptions stated herein. Any variation or differences in the facts recited herein for any reason might affect the conclusions stated herein in an adverse manner or make them inapplicable.

         We have formed our opinions after review of, and in reliance upon, the Merger
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Falmouth Bancorp, Inc.
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Page 2

Agreement, including all exhibits and attachments thereto, the certificates of INDB and Falmouth given to us in connection with our rendering this opinion, and the Registration Statement. We have assumed that all documents presented to us as originals are authentic, that all signatures are genuine, and that all copies of documents fully conform to authentic original documents. We have further assumed that all facts, representations, and warranties set forth in the Merger Agreement (including exhibits thereto), the certificates of the parties, and in the Registration Statement are true and accurate and will continue to be true and accurate at the Effective Time, that all conditions and covenants to closing set forth in the Merger Agreement and pertinent to these opinions will be satisfied and will not be waived, and that all other documents provided for in the Merger Agreement will be properly executed and delivered prior to the Effective Time. We have assumed that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. We have also assumed that all representations provided to us by INDB and Falmouth in the attached certificates are true and accurate and will continue to be true and accurate at the Effective Time.

         Our opinions are limited to the specific federal income tax matters described below. We express no other opinions, and none should be inferred. In particular, these opinions do not address any issues relating to any state, local, or foreign taxes. Except as specifically stated below, these opinions also do not address the tax consequences of the Parent Level Mergers for any taxpayer other than Falmouth and its shareholders, including INDB and its shareholders.

         Any capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Merger Agreement. All section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

         Based on and subject to the foregoing, we are of the opinion that as of the Effective Time for federal income tax purposes:

1. The Parent Level Mergers will together be treated as a reorganization described in Section 368(a) of the Code;

2. No gain or loss will be recognized by INDB. INDB Sub, Inc. or Falmouth by reason of the Parent Level Mergers;

3. The exchange of Falmouth Common Stock solely for INDB Common Stock by Falmouth shareholders pursuant to the Parent Level Mergers will not give rise to the recognition of gain or loss;

4. The basis of the INDB Common Stock (including any fractional shares thereof
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Falmouth Bancorp, Inc.
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Page 3

      deemed for tax purposes to be issued and then redeemed by INDB) received by a shareholder of Falmouth pursuant to the Parent Level Mergers will be the same as the basis of the Falmouth Common Stock surrendered in exchange therefor, increased by any gain recognized by such shareholder (including any portion of the gain treated as a dividend) and decreased by the amount of cash received by such shareholder;

5. Provided that the Falmouth Common Stock surrendered in the Parent Level Mergers is held as a capital asset at the Effective Time, the holding period of the INDB Common Stock received by a Falmouth shareholder in exchange for such Falmouth Common Stock pursuant to the Parent Level Mergers will include the period during which such shareholder held such Falmouth Common Stock.

         These opinions are intended solely for the benefit of Falmouth and its stockholders and not for the benefit of any other person or entity, and may not be made available to or relied upon by any other person or entity without our prior written consent. We hereby consent to the inclusion of a copy of this opinion letter as an Exhibit to the Registration Statement and to all references to us and to this opinion letter in the Registration Statement.

                                                Very truly yours,



                                                CHOATE, HALL & STEWART